SUBSIDIARIES OF WILMINGTON TRUST CORPORATION

      Wilmington Trust Corporation has four direct subsidiaries, Wilmington Trust Company, a Delaware-chartered bank and trust company, Wilmington Trust of Pennsylvania, a Pennsylvania-chartered bank and trust company, Wilmington Trust FSB, a Federally-chartered savings bank headquartered in Maryland, and WT Investments, Inc., a Delaware holding company. Wilmington Trust Company has the following active subsidiaries:


Name                                                       Jurisdiction
----                                                       ------------

1.    Brandywine Insurance Agency, Inc.                    Delaware
2.    Brandywine Finance Corporation                       Delaware
3.    Brandywine Life Insurance Company, Inc.              Delaware
4.    Compton Realty Corporation                           Delaware
5.    Drew-I, Ltd.                                         Delaware
6.    Drew-VIII, Ltd.                                      Delaware
7.    Delaware Corporate Management, Inc.                  Delaware
8.    100 West Tenth Street Corporation                    Delaware
9.    Rodney Square Management Corporation                 Delaware
10.   Rodney Square Distributors, Inc.                     Delaware
11.   Siobain VI, Ltd.                                     Delaware
12.   WTC Corporate Services, Inc.                         Delaware
13.   WT Services of Delaware, Inc.                        Delaware
14.   Wilmington Brokerage Services Company                Delaware

      Delaware Corporate Management, Inc. has two wholly-owned subsidiaries, Special Services Delaware, Inc., and Organizational Services, Inc., both incorporated in Delaware.

      Organization Services, Inc. has two wholly-owned subsidiaries, Organizational Services Overseas, Inc. and Custody Services Limited, both incorporated in Delaware.